Exhibit 8.5

PricewaterhouseCoopers Belastingadviseurs N.V.
De Entree 201
1101 HG Amsterdam Zuidoost
Postbus 22735
1100 DE Amsterdam Zuidoost
Telephone +31(0) 8879 22223
The Managing and Supervisory	Facsimile +31 (0) 8879 29776
Board of Directors of James Hardie Industries SE	www.pwc.com/nl
Atrium, 8th floor Strawinskylaan 3077 1077 ZX Amsterdam, The Netherlands
March 17, 2010
Reference: 117.793/SFA/WME/RTI/AKI/ngh.100316b1d
Re: James Hardie Industries SE
Ladies and Gentlemen:
We have acted as special Dutch tax counsel to James Hardie Industries SE, a public limited liability corporation registered in The Netherlands (the “Company”), in connection with the registration of 102,000,000 ordinary shares, par value €0.59 per share (the “Securities”), of James Hardie Industries SE (the “Issuer”). At your request, we are rendering our opinion set forth below concerning material Dutch income and withholding tax consequences (together referred to as “Dutch income tax” hereafter) of the Proposal (as defined in the Registration Statement, described below). All capitalized terms used but not defined herein shall have the meaning ascribed to them in the Registration Statement.
In the above capacity, we have reviewed (i) the registration statement on Form F-4 relating to the Securities filed by the Company on March 17, 2009 with the Securities and Exchange Commission under the Securities Act of 1933 (the “Registration Statement”), and (ii) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below. We have relied upon statements and representations made by the Company and have assumed that such statements and representations are true without regard to any qualifications as to knowledge and belief.
For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or electronic copies, and the authenticity of the originals of such latter documents. We have assumed that such documents, certificates, and records are duly authorized, valid, and enforceable. Where documents have been provided to us in draft form, we have assumed that the final executed versions of such documents will not differ materially from such drafts.
PricewaterhouseCoopers is the trade name of among others the following companies: PricewaterhouseCoopers Accountants N.V. (Chamber of Commerce 34180285), PricewaterhouseCoopers Belastingadviseurs N.V. (Chamber of Commerce 34180284), PricewaterhouseCoopers Advisory N.V. (Chamber of Commerce 34180287) and PricewaterhouseCoopers B.V. (Chamber of Commerce 34180289). The services rendered by these companies are governed by General Terms & Conditions, which include provisions regarding our liability. These General Terms & Conditions are filed with the Amsterdam Chamber of Commerce and can also be viewed at www.pwc.com/nl

The Managing and Supervisory
Board of Directors of James Hardie Industries SE
March 17, 2010
Reference: 117.793/SFA/WME/RTI/AKI/ngh.100316b1d
In rendering our opinion, we have considered applicable provisions of the Dutch tax law, pertinent judicial authorities, published opinions and administrative pronouncements of the Dutch tax authorities and other applicable authorities, and income tax treaties to which the Netherlands is a party, all as in effect and available on the date of the Registration Statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in any of the authorities upon which our advice is based could affect our conclusions herein. There can be no assurance, moreover, that our opinion will be accepted by the Dutch tax authorities or, if challenged, by a court.
On the basis of the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth in the Registration Statement and herein, we are of the opinion that, although the descriptions in the F-4 in Section 8.3.2.5. entitled “The transfer of JHI SE to Ireland: Dutch resident individual and corporate shareholders” and Section 8.3.3. entitled “Participation Exemption” does not purport to describe all possible Dutch income tax consequences of the Proposal to Holders and the Company, under present Dutch income tax law such description fairly summarizes the relevant Dutch tax law.
Except as set above, we express no opinions or views regarding the Dutch income tax consequences of the Proposal or any other transaction related to the Proposal.
This opinion is expressed as of the date hereof, and we are not under any obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that hereafter becomes incorrect or untrue. In addition, any changes to either the Registration Statement or the other documents referred to above could affect our conclusions herein.
We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in such registration statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.
Very truly yours,
PricewaterhouseCoopers Belastingadviseurs N.V.

/s/ S.E. Faber	/s/ W.W. Mebius

S.E. Faber	W.W. Mebius

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